Analyst Contact:	Don Pearson
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2015 First Quarter Revenue Growth of 4%
SCHAUMBURG, IL. - November 4, 2014 - Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2015 ended September 30, 2014. The Company reported first quarter sales of $77.0 million, an increase of 4%, from $74.3 million for the first quarter of fiscal 2014. Operating income for the first quarter of fiscal 2015 was $0.8 million compared to $3.5 million in the first quarter of fiscal 2014. Net income for the first quarter of fiscal 2015 was $0.2 million or $0.02 per share, basic and diluted compared to net income of $2.3 million, or $0.23 per share, basic and diluted in the same quarter a year ago.
Select Consolidated Results for the Quarters Ended September 30, 2014 and 2013:

	For the Three Months Ended
	September 30, 2014	% of Sales	September 30, 2013	% of Sales	$ Chg	% Chg
Net sales	$77,025	100.0%	$74,301	100.0%	$2,724	3.7%
Legacy	62,077	80.6%	73,120	98.4%	(11,043)	(15.1)%
Acquisition	14,948	19.4%	1,181	1.6%	13,767	nmf

Gross profit	12,814	16.6%	12,297	16.6%	517	4.2%
Adjusted gross profit	12,912	16.8%	12,297	16.6%	615	5.0%

Selling and administrative expenses	10,599	13.8%	7,645	10.3%	2,954	38.6%

Operating income	829	1.1%	3,480	4.7%	(2,651)	(76.2)%
Adjusted operating income	1,509	2.0%	3,668	4.9%	(2,159)	(58.9)%

Net income	196		2,286		(2,090)	(91.4)%
Adjusted net income	926		2,412		(1,486)	(61.6)%

Income per share - basic	0.02		0.23		(0.21)
Adjusted income per share - basic	0.09		0.24		(0.15)

Income per share - diluted	0.02		0.23		(0.21)
Adjusted income per share - diluted	0.09		0.24		(0.15)

Adjusted EBITDA	4,113	5.3%	5,458	7.3%	(1,345)	(24.6)%

Cary Wood, President & CEO, commented, “As anticipated, the first quarter was adversely impacted by the Manufacturing & Design Services segment (please note new reportable segments described below), in particular the continuing Fenwal rebalancing activity and a push of certain customer orders into future quarters. There were no additional program losses in the quarter and we continue to expect to meet our full year revenue growth target of 3-5%, net of acquisitions. The first quarter results reflected certain increased SG&A costs in anticipation of our future growth as well as a number of unusual charges totaling $1.1 million, or $0.07 per share net of tax benefits, related to our strategic initiatives such as the success based acquisition finder's fee for the purchase of EMT, a change in financial leadership, and fees expensed in relation to the execution of our new credit agreement. We view these items as long-term investments needed to execute our 2020 Vision.”
First Quarter Financial Highlights

•	10 new business programs awarded with potential annualized sales of $7.9 million.

•	Completed the acquisition of Electronic Manufacturing Technology, LLC.

•	Entered into new $200 million credit facility with $100 million accordion feature.

•
Awarded $90.5 million subcontract to a $166 million U.S. Navy Sonobuoy contract awarded to the Company's ERAPSCO joint venture. The Navy award is the first award of a five year Indefinite Delivery Indefinite Quantity ("IDIQ") contract that has a maximum value of $810 million.

Acquisition of Electronic Manufacturing Technology, LLC.
On July 9, 2014, the Company completed the acquisition of Electronic Manufacturing Technology, LLC (“eMT”), located in Irvine, CA. The acquired business, which is part of the Company's Manufacturing & Design Services segment and which is expected to add $25 million in annualized revenue, is engaged in the contract services business of manufacturing electromechanical controls and electronic assemblies. Their customer profile includes international Fortune 1000 manufacturers of highly reliable industrial excimer laser products, laser eye surgery sub-assemblies, target simulators for space and aviation systems, power modules for computerized tomography products, test systems for commercial aerospace OEMs, and toll road antennas and control boxes.
“The addition of eMT meets aspects of our 2020 Vision by providing Sparton’s entrance into the southern California geographic market as well as further enhancing our depth and breadth of capabilities within the electromechanical value stream in the highly regulated and demanding markets we serve,” stated Cary Wood. “Although this acquisition primarily increases our presence in the Industrial end market, it will further diversify our customer base in the Medical and MilAero markets as well.”

Segment Results
During the first quarter of fiscal 2015, the Company changed its reportable segments to align with the way it internally reports and manages the business. The prior reportable segments of Medical and Complex Systems have been combined and are referred to as Manufacturing & Design Services or "MDS". The prior DSS reportable segment remains unchanged and is now referred to as Engineered Components & Products or "ECP".
Manufacturing & Design Services (“MDS”)

	For the Three Months Ended September 30,
	2014	% of Sales	2013	% of Sales	$ Chg	% Chg
Sales
Legacy	$42,380	75.3%	$56,411	94.6%	$(14,031)	(24.9)%
Acquisitions	11,621	20.7%	—		11,621
Intercompany	2,250	4.0%	3,206	5.4%	(956)	(29.8)%
Total Sales	56,251	100.0%	59,617	100.0%	(3,366)	(5.6)%

Gross Profit	7,086	12.6%	8,949	15%	(1,863)	(20.8)%

Selling and administrative expenses	3,729	6.6%	3,234	5.4%	495	15.3%
Amortization of intangible assets	1,251	2.2%	598	1.0%	653	109.2%
Restructuring charges	—		188	0.3%	(188)	(100)%
Operating income	$2,106	3.7%	$4,929	8.3%	$(2,823)	(57.3)%
The increase in MDS acquisition revenue relates to acquisitions of Beckwood and Aubrey in fiscal 2014 and the acquisition of eMT in fiscal 2015. The comparative decrease in legacy sales reflects the previously disclosed rebalancing of Fenwal Blood Technologies' program engagements with the Company that began in the Company's fiscal 2014 third quarter. The rebalancing of Fenwal programs negatively affected comparative sales to this customer by $8.1 million in the first quarter of fiscal 2015 and is expected to negatively affect comparative sales to this customer by approximately $19 million in fiscal 2015, substantially all of which will be realized during first half of this year. Further, approximately $7 million of customer orders that were expected in the first quarter have been delayed, as communicated by the customers, to the second and third quarters of this fiscal year.
The decrease in gross margin percentage on MDS sales primarily reflects the negative effect of fixed overhead costs on lower legacy sales. The selling and administrative expense increase primarily reflects incremental direct and allocated expenses related to the eMT, Aubrey and Beckwood operations. The increase in amortization of intangible assets relates to the amortization of customer relationships and non-compete agreements acquired as part of the fiscal 2015 eMT transaction and the customer relationships and non-compete agreements acquired as part of the fiscal 2014 Aubrey and Beckwood transactions.

Engineered Components & Products (“ECP”)

	For the Three Months Ended September 30,
	2014	% of Sales	2013	% of Sales	$ Chg	% Chg
Sales
Legacy	$19,697	85.4%	$16,709	93.4%	$2,988	17.9%
Acquisitions	3,327	14.4%	1,181	6.6%	2,146	181.7%
Intercompany	45	0.2%	3	—%	42	nmf
Total Sales	23,069	100.0%	17,893	100.0%	5,176	28.9%

Gross Profit	5,728	24.8%	3,348	18.7%	2,380	71.1%

Selling and administrative expenses	2,312	10.0%	1,675	9.4%	637	38.0%
Amortization of intangible assets	50	0.2%	—	—%	50
Research and development expenses	100	0.4%	389	2.2%	(289)	(74.3)%
Operating income	$3,266	14.2%	$1,284	7.2%	$1,982	154.4%
The increase in ECP acquisition revenue relates to the acquisition of Aydin during the first quarter of fiscal 2014. The increase in ECP legacy sales reflects increased sonobuoy sales to the U.S. Navy and U.S. Navy engineering sales, partially offset by decreased sonobuoy sales to foreign governments.
Gross profit percentage was positively affected in the current year quarter by increased volume as compared to the prior year quarter. The selling and administrative expense increase primarily reflect incremental direct and allocated expenses related to the Aydin operation acquired August 30, 2013.
Liquidity and Capital Resources
On September 11, 2014, the Company replaced its previous credit facility with a new $200.0 million revolving line-of-credit facility with a group of banks (the “Credit Facility”) to fund future acquisitions and to support the Company’s working capital needs and other general corporate purposes. The Credit Facility expires on September 11, 2019, is secured by substantially all assets of the Company and provides for up to an additional $100.0 million in uncommitted loans.
As of September 30, 2014, the Company had $42.0 million borrowed and approximately $158.0 million available under its credit facility and had available cash and cash equivalents of $6.5 million. As of that date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $10.1 million.
“The $200 million in credit facilities, coupled with its flexible accordion feature of an additional $100 million, adds to our already strong liquidity position. With access to these funds in place, we plan to continue executing on complementary and compatible acquisitions as a key part of our 2020 Vision,”
On October 22, 2014, the Company’s Board of Directors approved a repurchase by the Company of up to $5.0 million of shares of its common stock. The Company has been authorized to purchase shares from time to time in open market, block transactions and privately negotiated transactions. The stock repurchase program does not require the Company to repurchase any specific number of shares.

Outlook
Cary Wood concluded, “Although the first quarter was not as strong as previous quarters, the results were as expected, reflecting certain increased SG&A costs in anticipation of our future growth as well as a number of unusual charges related to our strategic initiatives. We continue to maintain guidance that, net of acquisitions, we will achieve our 3-5% full-year revenue growth target. In October, as a continuation to our Fiscal 2010 Strategic Growth Plan, we disseminated to our employees and investors the Company’s 2020 Vision, including the three strategies that support how we will achieve that vision. First, we will continue to grow our Manufacturing & Design Services segment’s capabilities in the same regulated and demanding markets we serve today with select regional expansion. Second, we will grow our Engineered Components & Products segment by acquiring and growing companies that manufacture components and products found in our customer’s devices that we produce or could produce for them today. Third, we will apply the Sparton Business System to unlock value by deploying best practices and tools to make business improvements as well as being able to effectively & efficiently utilize our financial and human resources. By executing these strategies, we expect to profitably grow the company without overleveraging the balance sheet to $1 billion in revenue by the end of fiscal 2020.”
Conference Call
Sparton will host a conference call with investors and analysts on November 5, 2014 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2015 first quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 750-5857. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://sparton.globalmeet.com/MikeOsborne
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges, certain success based acquisition finders fees and functional reorganization costs as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
We exclude restructuring/impairment charges, success based acquisition finders fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions, accelerated recognition of debt financing costs due to refinancing, the related tax effect of these items and unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, success based acquisition finders fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions and accelerated recognition of debt financing costs due to refinancing. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has seven manufacturing locations and three design centers worldwide. Sparton's Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in thousands, except share per share amounts)

	September 30, 2014	June 30, 2014 (a)
Assets
Current Assets:
Cash and cash equivalents	$6,546	$8,028
Accounts receivable, net of allowance for doubtful accounts of $111 and $126, respectively	40,239	48,697
Inventories and cost of contracts in progress, net	57,201	53,372
Deferred income taxes	3,811	3,813
Prepaid expenses and other current assets	4,684	2,654
Total current assets	112,481	116,564
Property, plant and equipment, net	29,288	28,523
Goodwill	31,986	28,189
Other intangible assets, net	27,081	20,041
Deferred income taxes — non-current	1,218	1,192
Other non-current assets	5,081	4,471
Total assets	$207,135	$198,980
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$—	$900
Accounts payable	17,937	16,543
Accrued salaries and wages	7,935	7,854
Accrued health benefits	1,879	1,538
Performance based payments on customer contracts	10,095	3,196
Other accrued expenses	9,851	11,090
Total current liabilities	47,697	41,121
Long-term debt — non-current portion	42,000	40,100
Environmental remediation — non-current portion	7,502	7,644
Total liabilities	97,199	88,865
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,062,125 and 10,129,031 shares issued and outstanding, respectively	12,578	12,661
Capital in excess of par value	19,166	19,478
Retained earnings	79,140	78,944
Accumulated other comprehensive loss	(948)	(968)
Total shareholders’ equity	109,936	110,115
Total liabilities and shareholders’ equity	$207,135	$198,980

(a) Derived from the Company's audited financial statements as of June 30, 2014.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2014	September 30, 2013
Net sales	$77,025	$74,301
Cost of goods sold	64,211	62,004
Gross profit	12,814	12,297
Operating Expense:
Selling and administrative expenses	10,599	7,645
Internal research and development expenses	100	389
Amortization of intangible assets	1,301	598
Restructuring charges	—	188
Other operating income, net	(15)	(3)
Total operating expense, net	11,985	8,817
Operating income	829	3,480
Other income (expense):
Interest expense	(746)	(158)
Interest income	2	2
Other, net	146	69
Total other expense, net	(598)	(87)
Income before provision for income taxes	231	3,393
Provision for income taxes	35	1,107
Net income	$196	$2,286
Income per share of common stock:
Basic	$0.02	$0.23
Diluted	$0.02	$0.23
Weighted average shares of common stock outstanding:
Basic	9,960,817	10,072,694
Diluted	9,985,111	10,104,089

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2014	September 30, 2013
Cash Flows from Operating Activities:
Net income	$196	$2,286
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Depreciation	1,118	1,123
Amortization of intangible assets	1,340	598
Deferred income tax benefit	(36)	(122)
Stock-based compensation expense	449	297
Excess tax benefit of stock-based compensation	(974)	(460)
Other	451	36
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	12,882	2,715
Inventories and cost of contracts in progress	1,848	(1,299)
Prepaid expenses and other assets	(469)	165
Performance based payments on customer contracts	6,898	(7,536)
Accounts payable and accrued expenses	(5,086)	(3,098)
Net cash provided by (used in) operating activities	18,617	(5,295)
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired and post-closing adjustments	(18,260)	(15,000)
Purchases of property, plant and equipment	(1,013)	(474)
Proceeds from sale of property, plant and equipment	—	37
Net cash used in investing activities	(19,273)	(15,437)
Cash Flows from Financing Activities:
Borrowings of long-term debt	20,014	25,500
Repayment of long-term debt	(19,014)	(7,035)
Payment of debt financing costs	(982)	—
Repurchase of stock	(1,830)	(1,559)
Proceeds from the exercise of stock options	12	—
Excess tax benefit from stock-based compensation	974	460
Net cash provided by (used in) financing activities	(826)	17,366
Net decrease in cash and cash equivalents	(1,482)	(3,366)
Cash and cash equivalents at beginning of period	8,028	6,085
Cash and cash equivalents at end of period	$6,546	$2,719
Supplemental disclosure of cash flow information:
Cash paid for interest	$291	$153
Cash paid for income taxes	$1,529	$338
Supplemental disclosure of non-cash investing activities:
Accounts receivable recognized in relation to acquisition purchase consideration adjustments	$216	$105
Accounts payable recognized in relation to acquisition purchase consideration adjustments	$616	$357

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)

Net sales:
	For the Three Months Ended September 30,
SEGMENT	2014	2013	% Chg
Manufacturing & Design Services	$56,251	$59,617	(5.6)%
Engineered Components & Products	23,069	17,893	28.9
Eliminations	(2,295)	(3,209)	(28.5)
Totals	$77,025	$74,301	3.7

Gross profit:
	For the Three Months Ended September 30,
SEGMENT	2014	GP %	2013	GP %
Manufacturing & Design Services	$7,086	12.6%	$8,949	15.0%
Engineered Components & Products	5,728	24.8	3,348	18.7
Totals	$12,814	16.6	$12,297	16.6

Adjusted gross profit:
	For the Three Months Ended September 30,
SEGMENT	2014	GP %	2013	GP %
Manufacturing & Design Services	$7,184	12.8%	$8,949	15.0%
Engineered Components & Products	5,728	24.8	3,348	18.7
Totals	$12,912	16.8	$12,297	16.6

Operating income:
	For the Three Months Ended September 30,
SEGMENT	2014	% of Sales	2013	% of Sales
Manufacturing & Design Services	$2,106	3.7%	$4,929	8.3%
Engineered Components & Products	3,266	14.2	1,284	7.2
Other Unallocated	(4,543)	—	(2,733)	—
Totals	$829	1.1	$3,480	4.7

Adjusted operating income:
	For the Three Months Ended September 30,
SEGMENT	2014	% of Sales	2013	% of Sales
Manufacturing & Design Services	$2,204	3.9%	$5,117	8.6%
Engineered Components & Products	3,266	14.2	1,284	7.2
Other Unallocated	(3,961)	—	(2,733)	—
Totals	$1,509	2.0	$3,668	4.9

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Three Months Ended September 30, 2014				For the Three Months Ended September 30, 2013
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment	Adjusted
Net sales	$77,025	$—		$77,025	$74,301	$—	$74,301
Cost of goods sold	64,211	(98)	(a)	64,113	62,004	—	62,004
Gross profit	12,814	98		12,912	12,297	—	12,297
Operating Expense:
Selling and administrative expenses	10,599	(582)	(b)	10,017	7,645	—	7,645
Research and development expenses	100	—		100	389	—	389
Amortization of intangible assets	1,301	—		1,301	598	—	598
Restructuring charges	—	—		—	188	(188)	—
Other operating income, net	(15)	—		(15)	(3)	—	(3)
Total operating expense, net	11,985	(582)		11,403	8,817	(188)	8,629
Operating income	829	680		1,509	3,480	188	3,668
Other income (expense):
Interest expense	(746)	421	(c)	(325)	(158)	—	(158)
Interest income	2	—		2	2	—	2
Other, net	146	—		146	69	—	69
Total other expense, net	(598)	421		(177)	(87)	—	(87)
Income before provision for income taxes	231	1,101		1,332	3,393	188	3,581
Provision for income taxes	35	371		406	1,107	62	1,169
Net income	$196	$730		$926	$2,286	$126	$2,412
Income per share of common stock:
Basic	$0.02			$0.09	$0.23		$0.24
Diluted	$0.02			$0.09	$0.23		$0.24
Weighted average shares of common stock outstanding:
Basic	9,960,817			9,960,817	10,072,694		10,072,694
Diluted	9,985,111			9,985,111	10,104,089		10,104,089

(a)	Gross profit effect of capitalized profit in inventory from acquisitions.
(b)
Includes adjustments to remove $430 success based acquisition finders fee paid in relation to the acquisition of eMT and $152 of costs recognized in relation to the reorganization of the Company's finance function.

(c)	accelerated recognition of unamortized debt financing costs from prior credit facility due to refinancing.

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2014		September 30, 2013
Net income	$196		$2,286
Interest expense	746	(a)	158
Interest income	(2)		(2)
Provision for income taxes	35		1,107
Depreciation and amortization	2,458		1,721
Restructuring/impairment charges	—		188
Gross profit effect of capitalized profit in inventory from acquisitions	98		—
Success based acquisition finders fees	430		—
Finance function reorganization	152		—
Adjusted EBITDA	$4,113		$5,458

(a)	includes $421 accelerated recognition of unamortized debt financing costs from prior credit facility due to refinancing.

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATON OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended September 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$7,086	$5,728	$—	$12,814
Gross profit effect of capitalized profit in inventory from acquisition	98	—	—	98
Adjusted gross profit	$7,184	$5,728	$—	$12,912

	For the Three Months Ended September 30, 2013
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$8,849	$3,348	$—	$12,197
Gross profit effect of capitalized profit in inventory from acquisition	—	—	—	—
Adjusted gross profit	$8,849	$3,348	$—	$12,197

	For the Three Months Ended September 30, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$2,106	$3,266	$(4,543)	$829
Gross profit effect of capitalized profit in inventory from acquisition	98	—	—	98
Success based acquisition finders fees			$430	430
Finance reorganization			$152	152
Adjusted operating income (loss)	$2,204	$3,266	$(3,961)	$1,509

Depreciation/amortization	$2,059	$292	$107	$2,458

	For the Three Months Ended September 30, 2013
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$4,929	$1,284	$(2,733)	$3,480
Restructuring/impairment charges	$188			188
Adjusted operating income (loss)	$5,117	$1,284	$(2,733)	$3,668

Depreciation/amortization	$1,455	$174	$92	$1,721